Exhibit 99.1

Investor Contact:

Michael Polyviou

Financial Dynamics

212-850-5748

iPCS, INC. ANNOUNCES SUBSCRIBER ACTIVITY FOR THE QUARTER

ENDED DECEMBER 31, 2008

Board Authorizes $15 Million Share Repurchase Program

Schedules Earnings Release and Conference Call to Discuss

Quarter and Full Year Results

SCHAUMBURG, Ill. — February 2, 2009 - iPCS, Inc. (Nasdaq: IPCS), a Sprint PCS Affiliate of Sprint Nextel, today announced that it serves approximately 691,000 customers as of December 31, 2008.

For the quarter ended December 31, 2008, iPCS reported:

•                  Gross additions of approximately 65,900

•                  Net additions of approximately 16,700

•                  Average monthly churn, net of 30 day deactivations, of 2.3%

•                  Ending subscribers of approximately 691,000

“We are pleased with the strong subscriber results for the quarter, particularly given the worsening economic conditions and a tightening of our credit policy in early November,” commented Timothy Yager, President and Chief Executive Officer of iPCS.

Additionally, the Company announced that its Board of Directors has authorized the Company to repurchase up to $15 million of the Company’s shares in a share repurchase program.  Over the next 12 months, the Company may purchase shares from time to time in open market or privately negotiated transactions at prices deemed appropriate by management, depending upon market conditions, applicable laws and other factors. The share repurchase program does not require the Company to repurchase any specific number of shares and may be discontinued at any time.

“This unprecedented market condition is allowing us, with the full support of our Board, to purchase shares at attractive levels and underscores our belief in the Company’s long-term value,” stated Mr. Yager. “We remain comfortable with our overall liquidity position having ended fiscal 2008 with approximately $56 million in cash, in line with our previously discussed expectations.  We will remain diligent in maximizing cash flow especially given that economic indicators are pointing to a prolonged recession. We are taking steps that we believe will ensure more than sufficient liquidity, including moderating our capital expenditures for 2009.  Our capital expenditures over the past two years were in excess of $110 million, including the acceleration of certain amounts planned for 2009 into 2008, as previously announced.  The vast majority of our capital investment over the past few years was used to expand and upgrade our network.  We expect capital expenditures for 2009 to be between $35 million and $45 million, consistent with the spending levels of earlier years.  We remain confident in the long-term growth prospects of the Company and are glad we have the financial flexibility to be strategic and opportunistic with our capital,” concluded Yager.

March 3, 2009 Conference Call Details

The Company will conduct a conference call to discuss its financial and subscriber results for the quarter and full year ended December 31, 2008 on Tuesday, March 3, 2009 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). The Company intends to announce its financial results following the market close on March 2, 2009.

Participating in the call will be Tim Yager, President and Chief Executive Officer, Steb Chandor, Executive Vice President and Chief Financial Officer and Conrad Hunter, Executive Vice President and Chief Operating Officer.  To listen to the call, dial 1-800-632-2975 at least five minutes before the conference call begins and reference the “iPCS Earnings Conference Call.” Those calling in from international locations should dial 973-935-8755. A replay of the call will be available beginning at 12:00 p.m. Eastern Time on March 3, 2009.  To access the replay, dial 1-800-642-1687 using a pass code of 82997022.  To access the replay from international locations, dial 706-645-9291 and use the same pass code. The call will also be webcast and can be accessed at the Investor Relations page of the iPCS website at www.ipcswirelessinc.com. Replay of the webcast and the call will be available through midnight on March 10, 2009.

About iPCS, Inc.

iPCS, through is operating subsidiaries, is a Sprint PCS Affiliate of Sprint Nextel with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 81 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne (IN), Tri-Cities (TN), Scranton (PA), Saginaw-Bay City (MI) and Quad Cities (IA/IL). As of December 31, 2008, iPCS’s licensed territory had a total population of approximately 15.1 million residents, of which its wireless network covered approximately 12.5 million residents, and iPCS had approximately 691,000 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit iPCS’s website at www.ipcswirelessinc.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this press release regarding iPCS’s business which are not historical facts are “forward-looking statements.” Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. A variety of factors could cause actual results to differ materially from those anticipated in iPCS’s forward-looking statements, including, but not limited to, the following factors: (1) iPCS’s dependence on its affiliation with Sprint; (2) the final outcome of iPCS’s litigation with Sprint concerning the scope of iPCS’s exclusivity under its affiliation agreements; (3) changes in Sprint’s affiliation strategy; (4) changes in Sprint’s ability to devote as much of its personnel and resources to the remaining Sprint Affiliates of Sprint Nextel; (5) iPCS’s reliance on Sprint’s internal support systems and its related execution of back office activities, including customer care, billing and back office support; (6) changes in iPCS’s customer default rates and/or in the level of bad debt expense; (7) changes or advances in technology; (8) changes in Sprint’s national service plans, products and services or its fee structure with iPCS; (9) declines in the relationship between roaming revenue iPCS receives and roaming expense iPCS pays; (10) iPCS’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; (11) difficulties in network construction, expansion and upgrades; (12) increased competition in iPCS’s markets; (13) iPCS’s dependence on independent third parties for a sizable percentage of its sales; and (14) the depth and duration of the economic downturn in the United States and its effect on our vendors, distribution partners and customers. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from iPCS’s forward-looking statements, please refer to iPCS’s filings with the SEC, especially in the “risk factors” section of the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, our Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and in any subsequent filings with the SEC. Investors and analysts should not place undue reliance on forward-looking statements. The forward-looking statements in this document speak only as of the date of the document and iPCS assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

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